DELTA APPAREL ANNOUNCES SALE OF YARN PLANT

DULUTH, Ga.--(BUSINESS WIRE)--November 18, 2004-- Delta Apparel, Inc. (AMEX-DLA) announces that it has signed an agreement with Parkdale America, LLC to sell its yarn manufacturing plant in Edgefield, South Carolina.

In conjunction with the transaction, we will enter into a five-year agreement with Parkdale to supply our yarn requirements. We expect to close the sale of the facility by the end of December. Parkdale plans to include the Edgefield plant in its plans to modernize their production equipment dedicated to open end yarns.

Robert W. Humphreys, President and CEO, commented, "We are confident that the sale of the Edgefield Plant to Parkdale will be positive for the employees in the facility, the Edgefield community, Parkdale America, and Delta Apparel. Over the past year, we have been evaluating our long-term yarn supply options and believe this strategy accomplishes our goals. The transaction will allow us to reduce our working capital investment and eliminate our need for future capital expenditures in yarn manufacturing. The supply agreement with Parkdale allows us to acquire yarn that has been manufactured from the most modern equipment available. We expect to use the proceeds from the sale of the plant and the reduction in working capital needs to reduce our debt and continue our investment in our marketing and distribution strategies that should grow our overall business."

ABOUT DELTA APPAREL, INC.
Delta Apparel, Inc., along with its wholly owned subsidiary M. J. Soffe Co., is a vertically integrated marketer, manufacturer and distributor of high quality branded and private label activewear apparel. We specialize in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of products, currently serving over 13,000 customers. We sell our products to screen printers, private label accounts, sporting goods stores, department stores and distributors. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 4,500 worldwide. Additional information on our company is available at www.deltaapparel.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Contact: Delta Apparel, Inc.
         Herb Mueller      678/775-6900